Exhibit 99.1

Heritage Reports First Quarter 2021 Results

Clearwater, FL – May 5, 2021: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported first quarter 2021 financial results.

First Quarter 2021 Highlights

•	Net loss of $5.1 million, or ($0.19) per diluted share.

•	Book value per share of $15.32, down 3.9% from year-end 2020.

•	Gross premiums written of $274.2 million, up 19.7% year-over-year.

•	Favorable prior year reserve development of $1.6 million.

•

Net current accident year weather losses of $31.4 million, up substantially from $21.2 million in the prior year quarter. Current accident year weather losses include $15.4 million of net current accident quarter catastrophe losses, down from $17.0 million in the prior year quarter, and $16.1 million of other weather losses, up from $4.1 million in the prior year quarter.

•	Total capital returned to shareholders of $1.7 million, reflecting $0.06 per share regular quarterly dividend.

Ernie Garateix, the Company’s CEO, said, “We are committed to improving bottom-line results and have implemented meaningful rate increases and underwriting changes that we expect to bear fruit in future periods.”

Quarterly Dividend

Heritage’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on July 6, 2021 to shareholders of record as of June 15, 2021.

COVID-19 Update

We continue to monitor the short- and long-term impacts of COVID-19 and through March 31, 2021, we saw virtually no impact to our business. As a residential property insurer, we view our business as relatively insulated from a short-term economic slowdown, as property owners and renters generally view our products as a necessity.

While we acknowledge uncertainties associated with future economic conditions, we do not expect a material impact to our business going forward. We will continue to monitor economic conditions and, in the case of a prolonged economic slowdown as a result of COVID-19 or its variants, will take necessary actions to mitigate any negative impacts to our business, operations or financial results.

Results of Operations

The following table summarizes our results of operations for the three months ended March 31, 2021 and 2020 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2021	2020	Change
Revenue	$147,243	$132,706	11.0%
Net (loss) income	$(5,148)	$7,620	(167.6)%
Per Share	$(0.19)	$0.27	(170.4)%
Book value per share	$15.32	$16.11	(4.9)%
Return on equity	(4.7)%	6.8%	(11.5	)pts
Underwriting summary
Gross premiums written	$274,181	$229,102	19.7%
Gross premiums earned	$270,411	$234,716	15.2%
Ceded premiums earned	$(128,212)	$(108,710)	17.9%
Net premiums earned	$142,199	$126,006	12.9%
Ceded premium ratio	47.4%	46.3%	1.1	pt
Ratios to Net Premiums Earned:
Loss ratio	68.9%	54.1%	14.7	pts
Expense ratio	38.8%	41.1%	(2.3	)pts
Combined ratio	107.7%	95.2%	12.5	pts

*Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

First quarter 2021 net loss was $5.1 million, down from net income of $7.6 million in the prior year quarter. The decrease primarily stems from elevated weather losses, partly offset by higher net premiums earned.

Gross premiums written were $274.2 million, up 19.7% year-over-year, including 21.9% growth outside Florida and 17.7% growth in Florida. Growth was partly attributable to rate increases, particularly in Florida

Premiums-in-force were $1.1 billion in first quarter 2021, representing a 16.0% annualized growth rate from fourth quarter 2020. The increase stems from the same items impacting gross premiums written.

Gross premiums earned were $270.4 million in first quarter 2021, up 15.2% from $234.7 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months.

The ceded premium ratio was 47.4% in first quarter 2021, up 1.1 points from 46.3% in the prior year quarter. The increase is primarily attributable to higher costs associated with excess-of-loss reinsurance coverage, partly offset by higher gross premiums earned.

The net loss ratio was 68.9% in first quarter 2021, up 14.7 points from 54.1% in the prior year quarter. The increase primarily stems from higher current accident year weather and attritional net loss ratios.

The net expense ratio was 38.8% in first quarter 2021, down 2.3 points from 41.1% in the prior year quarter. The decrease primarily stems from a lower G&A expense ratio.

The net combined ratio was 107.7% in first quarter 2021, up 12.5 points from 95.2% in the prior year quarter. The increase stems from a higher net loss ratio, partly offset by a lower net expense ratio, as described above.

Book Value Analysis

Book value per share decreased to $15.32 at March 31, 2021, down 3.9% from December 31, 2020.

	As Of
Book Value Per Share	March 31, 2021	December 31, 2020	March 31, 2020
Numerator:
Common stockholders’ equity	$427,448	$442,344	$449,297

Denominator:
Total Shares Outstanding	27,904,923	27,748,606	27,891,518

Book Value Per Common Share	$15.32	$15.94	$16.11

Conference Call Details:

Thursday, May 6, 2021 – 9:30 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-437-3179

Participant International Dial In: 1-862-298-0702

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$622,923	$561,011
Equity securities, at fair value	1,415	1,599
Other investments	26,409	26,409

Total investments	650,747	589,019
Cash and cash equivalents	402,770	440,956
Restricted cash	5,427	5,427
Accrued investment income	2,872	2,737
Premiums receivable, net	84,336	77,471
Reinsurance recoverable on paid and unpaid claims, net	326,276	355,037
Prepaid reinsurance premiums	172,223	245,818
Income taxes receivable	29,896	32,224
Deferred policy acquisition costs, net	88,876	89,265
Property and equipment, net	18,674	18,685
Intangibles, net	60,689	62,277
Goodwill	152,459	152,459
Other assets	19,549	18,004

Total Assets	$2,014,794	$2,089,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$637,882	$659,341
Unearned premiums	573,411	569,618
Reinsurance payable	144,206	161,918
Long-term debt, net	119,501	120,998
Deferred income tax, net	11,109	18,477
Advance premiums	21,497	18,268
Accrued compensation	8,112	9,325
Accounts payable and other liabilities	71,628	89,090

Total Liabilities	$1,587,346	$1,647,035

Commitments and contingencies
Stockholders’ Equity:
Common stock	3	3
Additional paid-in capital	332,000	331,867
Accumulated other comprehensive (loss) income	(2,145)	6,057
Treasury stock	(115,365)	(115,365)
Retained earnings	212,955	219,782

Total Stockholders’ Equity	427,448	442,344

Total Liabilities and Stockholders’ Equity	$2,014,794	$2,089,379

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
REVENUES:
Gross premiums written	$274,181	$229,102
Change in gross unearned premiums	(3,770)	5,614

Gross premiums earned	270,411	234,716
Ceded premiums	(128,212)	(108,710)

Net premiums earned	142,199	126,006
Net investment income	1,293	3,670
Net realized and unrealized gains	80	59
Other revenue	3,671	2,971

Total revenues	147,243	132,706
EXPENSES:
Losses and loss adjustment expenses	97,909	68,181
Policy acquisition costs	35,366	30,047
General and administrative expenses	19,800	21,718

Total expenses	153,075	119,946

Operating (loss) income	(5,832)	12,760
Interest expense, net	1,878	1,966

(Loss) income before income taxes	(7,710)	10,794

(Benefit) provision for income taxes	(2,562)	3,174

Net (loss) income	$(5,148)	$7,620

OTHER COMPREHENSIVE INCOME
Change in net unrealized (losses) gains on investments	(10,597)	2,027
Reclassification adjustment for net realized investment gains	(80)	(59)
Income tax expense (benefit) related to items of other comprehensive income	2,475	(456)

Total comprehensive (loss) income	$(13,350)	$9,132

Weighted average shares outstanding
Basic	27,827,804	28,548,830

Diluted	27,827,804	28,549,012

(Loss) earnings per share
Basic	$(0.19)	$0.27
Diluted	$(0.19)	$0.27

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company headquartered in Clearwater, Florida. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $1.1 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) the impact of the COVID-19 pandemic on our business, results of operations and financial condition and our ability to navigate the uncertainty and mitigate the impact and (ii) our ability to continue to grow profitably and improve bottom-line results. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein; the success of the Company’s marketing initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations, including measures taken by the governmental authorities to address COVID-19, which may precipitate or exacerbate other risks and/or uncertainties; inflation and other changes in economic conditions (including changes in interest rates and financial markets), including as a result of the COVID-19 pandemic; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 9, 2021. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com